A0560329
                                                    ENDORSED - FILED
                                         in the office of the Secretary of State
                                               of the State of California
                                                     FEB - 5 2001
                                             BILL JONES, Secretary of State


                            CERTIFICATE OF AMENDMENT
                             OF RESTATED AND AMENDED
                            ARTICLES OF INCORPORATION
                                       OF
                             TELENETICS CORPORATION


         Terry S. Parker and David L. Stone certify that:

         1. They are the President and Secretary, respectively, of Telenetics Corporation, a California corporation.

         2. Article Third of the Restated and Amended Articles of Incorporation of this corporation is amended to read as follows:

                  THIRD: The total number of shares which this corporation shall have authority to issue is fifty-five million (55,000,000) shares of capital stock, of which fifty million (50,000,000) shares shall be designated as Common Stock, without par value, and five million (5,000,000) shares shall be designated Preferred Stock, without par value. Shares of Preferred Stock may be issued from time to time in one or more series as the Board of Directors, by resolution or resolutions, may from time to time determine. The voting powers, preferences, privileges and relative, participating, optional, and other special rights, and the qualifications, limitations or restrictions, if any, of each such series may differ from those of any and all other classes or series of Preferred Stock at any time outstanding, and the Board of Directors is hereby expressly granted authority to fix or alter, before issuance, by resolution or resolutions, the designation, number, voting powers, preferences, privileges and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions of, each such series.

         3. The foregoing amendment of Restated and Amended Articles of Incorporation has been duly approved by the Board of Directors of the corporation.




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         4. The foregoing amendment of Restated and Amended Articles of
Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the California Corporations Code. The total number of outstanding shares of the corporation entitled to vote is 16,434,611 shares of common stock. The total number of outstanding shares of common stock voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than fifty percent (50%).

         We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of our own knowledge.

Date: January 30, 2001                   /S/ TERRY S. PARKER
                                         ---------------------------------------
                                         Terry S. Parker, President

                                         /S/ DAVID L. STONE
                                         ---------------------------------------
                                         David L. Stone, Secretary

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